Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated January 4, 2011, relating to the consolidated financial statements of Zuoan Fashion Limited and subsidiaries, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ GHP HORWATH, P.C.

GHP Horwath, P.C.

Denver, Colorado
January 12, 2011